Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated May 30, 2019, relating to the financial statements and financial highlights of FEG Absolute Access Fund I LLC and FEG Absolute Access Fund LLC for the year ended March 31, 2019, and to the references to our firm under the headings “Administration; Reporting” and “Legal and Accounting Matters” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

July 29, 2019